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                                                                  Exhibit 17(b)
                                                                  Ex-99.17



                                            February 28, 1995



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C.    20549

         Re:      24f-2 Notice for
                  Acacia Capital Corporation
                  File Nos. 2-80154 and 811-3591

Gentlemen:

         Pursuant to Rule 24f-2 under the Investment Company Act of 1940, the following Notice is submitted on behalf of Acacia Capital Corporation (the "Corporation"):

                  (i)      fiscal year ended December 31, 1994;
                  (ii)     None;
                  (iii)    None;
                  (iv)     $56,607,322.00**;
                  (v)      $56,607,322.00.

         It is my opinion, based on an examination of the Fund's Articles of Incorporation and By-Laws and such other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of the opinion, that the securities whose registration this Notice makes definite were legally issued, fully paid and non-assessable.

         Enclosed with this Notice is a certified bank check in the amount of $6,478.84 in payment of the filing fee set forth under Investment Company Act Rule 24f-2 and Section 6(b) of the
Securities Act of 1933.

                                            Sincerely,



                                            William M. Tartikoff
                                            Vice President and Secretary


         ***As authorized by paragraph (c) of Rule 24f-2, the filing fee has been computed on the basis of aggregate sales of $56,607,322.00 less aggregate redemptions of $37,817,175.00. No redemptions have previously been applied by the Fund in reduction of fees pursuant to Rule 24(e)(1).

File 74-4